SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 1999


               SUPERIOR ENERGY SERVICES, INC.
         (Exact name of registrant as specified in its charter)


           Delaware                    0-20310              75-2379388
(State or other jurisdiction   (Commission File Number)   (IRS Employer
         of incorporation)                              Identification No.)


   1105 Peters Road, Harvey, Louisiana                  70058
 (Address of principal executive offices)             (Zip Code)



                              (504) 362-4321
             (Registrant's telephone number, including area code)


                              Not Applicable
        (Former name or former address, if changed since last report.)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On July 15, 1999, the Registrant acquired all of the outstanding capital stock of Cardinal Holding Corp. ("Cardinal") from the stockholders of Cardinal in exchange for an aggregate of 30,239,568 shares of the Registrant's common stock, $.001 par value per share. The acquisition was effected through the merger of a wholly-owned subsidiary of the Registrant, formed for this purpose, with and into Cardinal (the "Merger"), with the effect that Cardinal has become a wholly-owned subsidiary of the Registrant.

     The terms and conditions of the Merger are set forth in the Agreement and Plan of Merger by and among, the Registrant, Superior Cardinal Acquisition Company, Inc., Cardinal, First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, Limited Partnership which was included as Appendix A to the Registrant's Definitive Proxy Statement filed with the Securities and Exchange Commission on June 18, 1999 and is filed as Exhibit 2.1 hereto and incorporated herein by reference, and in Amendment No. 1 to the Agreement and Plan of Merger which was included as Exhibit 2.1 to the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 7, 1999, and is incorporated herein by reference.


ITEM 5.   OTHER EVENTS.

     APPOINTMENT TO THE REGISTRANT'S BOARD OF DIRECTORS

     As a condition of the Merger, the following individuals have been elected to serve on the Registrant's Board of Directors, each for a one-year term ending at the Registrant's 2000 Annual Meeting of Stockholders:
(i) William E. Macaulay and Ben A. Guill, two individuals selected by Cardinal, (ii) Robert E. Rose and Richard A. Backmann, two individuals selected by Cardinal who are independent of both Cardinal and the Registrant, (iii) Terence E. Hall, the Registrant's Chief Executive Officer and (iv) Justin L. Sullivan, a prior member of the Registrant's Board of Directors.

     ISSUANCE OF PRESS RELEASE

     On July 15, 1999, the Registrant issued the press release attached hereto as Exhibit 99.


ITEM 7.   FINANCIAL   STATEMENTS,   PRO  FORMA  FINANCIAL  INFORMATION  AND
EXHIBITS.

(a)  Consolidated Financial Statements of Cardinal:

          Report of Independent Accountants

          Consolidated Balance Sheet at December 31, 1997 and 1998 and March 31, 1999

          Consolidated   Statements  of  Operations  for  the  years  ended
          December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999

          Consolidated   Statements   of   Shareholders'  Equity   (Capital
          Deficiency) for the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1999

          Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999

          Notes to Consolidated Financial Statements


(b)  The Registrant's Unaudited  Pro  Forma  Condensed  Combined  Financial
     Information:

          Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1999

          Unaudited Pro Forma Condensed Consolidated Statement of Earnings for three months ended March 31, 1999 and the twelve months ended December 31, 1998

          Notes to Unaudited Pro Forma Condensed Consolidated Financial Information


(c)  Exhibits

     2.1  Agreement and Plan of Merger dated April 20, 1999.

     2.2  Amendment  No.  1  to the Agreement and Plan of Merger dated June
          30, 1999, (filed with the Commission as Exhibit 2.1 to the Registrant's Current Report on Form 8-K on July 7, 1999, and incorporated herein by reference).

     23   Consent of Ernst & Young LLP.

     99 Press Release issued by the Registant on July 15, 1999 announcing that the Registrant has completed its merger with Cardinal.

                Report of Independent Auditors


The Board of Directors
Cardinal Holding Corp.


We have audited the accompanying consolidated balance sheets of Cardinal Holding Corp. as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (capital deficiency), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Cardinal's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cardinal Holding Corp. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.
                                                    /S/ ERNST & YOUNG LLP
                                                        Ernst & Young LLP

New Orleans, Louisiana
March 2, 1999,
except for the fourth paragraph of
Note 5, as to which the date is March 31, 1999

                      Cardinal Holding Corp.

                   Consolidated Balance Sheets
               (In Thousands, Except Share Amounts)


                                                                            DECEMBER 31                      MARCH 31
                                                                    1997                  1998                 1999
                                                                 -----------------------------------------------------
                                                                                                           (Unaudited)
  ASSETS
  Current assets:
   Cash and cash equivalents                                     $       -             $     421            $     266
   Accounts receivable - trade, less allowance of $569, $868
     and $868 at December 31, 1997, 1998 and March 31 1999,
     respectively                                                   15,486                21,591               17,446
   Advances to related parties                                         172                     -                    -
   Prepaid insurance and other                                       1,793                 3,383                2,604
   Income tax receivable                                                 -                   151                  151
   Deferred tax asset                                                    -                   481                  624
                                                                 ----------------------------------------------------
  Total current assets                                              17,451                26,027               21,091

  Property, plant and equipment, net                                43,737                60,328               59,661
  Goodwill, less accumulated amortization of $226 and $334 at
   December 31, 1998 and March 31, 1999, respectively                    -                17,163               17,055
  Other assets, net                                                  1,198                 4,443                4,619

                                                                 $  62,386             $ 107,961            $ 102,426
                                                                 ====================================================
  LIABILITIES AND SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)
  Current liabilities:
   Accounts payable                                              $   5,137             $   6,069            $   3,111
   Accrued expenses                                                  6,207                 2,770                1,853
   Deferred income taxes                                               234                     -                    -
   Notes payable                                                     4,328                 6,445                1,505
   Current portion of long-term debt                                 5,507                 7,096                7,595
                                                                 ----------------------------------------------------
  Total current liabilities                                         21,413                22,380               14,064

  Deferred income taxes                                              4,031                 4,997                5,038
  Long-term debt, less current portion                              21,297               102,594              100,719
  Senior subordinated note                                          10,000                17,930               17,868
  Shareholders' equity (capital deficiency):
   Class B preferred stock, $0.10 par value-22,500 shares
    authorized, 22,500 shares issued and outstanding at
    December 31, 1997 and no shares issued and outstanding at
    December 31, 1998 and March 31, 1999, respectively, stated
    at par value plus additional amount paid (liquidation
    preference value)                                                  250                     -                    -
   Class C preferred stock, $0.10 par value-25,000 shares
    authorized, 3,417, 20,252 and 23,124 shares issued and
    outstanding at December 31, 1997, 1998 and March 31, 1999,
    respectively, stated at par value                                    -                     2                    2
   Class A common stock, $0.01 par value 1,000,000 shares
    authorized, 55,000, 15,674 and 17,475 shares issued and
    outstanding at December 31, 1997, 1998 and March 31, 1999,
    respectively                                                         1                     -                    -
   Class B common stock, $0.01 par value-authorized 100,000;
    issued and outstanding 1,000 shares                                  -                     -                    -
   Additional paid-in capital                                        1,599                79,687               85,440
   Retained earnings (deficit)                                       3,795              (119,629)            (120,705)
                                                                 ----------------------------------------------------
  Total shareholders' equity (capital deficiency)                    5,645               (39,940)             (35,263)
                                                                 ----------------------------------------------------
                                                                 $  62,386             $ 107,961            $ 102,426
                                                                 ====================================================

See accompanying notes.

                          Cardinal Holding Corp.

                   Consolidated Statements of Operations
                     (In Thousands, Except Share Amounts)

                                                                                                 THREE MONTHS
                                                       YEAR ENDED DECEMBER 31                   ENDED MARCH 31
                                             1996            1997            1998            1998            1999
                                           -------------------------------------------------------------------------
                                                                                                 (Unaudited)
 Operating revenue                         $ 48,128        $ 63,412        $ 82,223        $ 18,982        $ 18,978

 Operating expenses:
   Labor                                     14,872          18,709          25,075           5,163           7,061
   Maintenance                                4,557           4,451           4,626             975           1,207
   Insurance                                  2,681           2,503           3,746             697             734
   Depreciation                               3,509           4,207           6,118           1,195           1,810
   Cost of goods sold                         1,627           2,087           1,809             446             503
   Other                                      4,219           5,386           9,350           1,576           1,714
                                           ------------------------------------------------------------------------
 Total operating expenses                    31,465          37,343          50,724          10,052          13,029
                                           ------------------------------------------------------------------------
 Gross profit                                16,663          26,069          31,499           8,930           5,949

 General and administrative expenses          8,317          10,842          15,729           4,142           3,297

 Income from operations                       8,346          15,227          15,770           4,788           2,652

 Other income (expense):
   Interest                                  (3,448)         (5,464)        (12,641)         (2,698)         (3,201)
   Consulting fees paid to related party       (300)         (1,150)              -               -
   Other, net                                     2              58            (777)           (515)             (2)
                                           ------------------------------------------------------------------------
 Income (loss) before income taxes and
  extraordinary loss                          4,600           8,671           2,352           1,575            (551)

 Income taxes provision (benefit)             1,706           4,350           1,149             591             (98)
                                           ------------------------------------------------------------------------
 Income (loss) before extraordinary loss      2,894           4,321           1,203             984            (453)
 Extraordinary loss, net of $214 income
  tax benefit                                     -               -         (10,885)        (10,885)              -
                                           ------------------------------------------------------------------------
 Net income (loss)                         $  2,894        $  4,321        $ (9,682)       $ (9,901)       $   (453)
                                           ========================================================================

 INCOME (LOSS) PER SHARE OF COMMON STOCK:
   Basic:
    Income (loss) before extraordinary
     loss                                  $  50.61        $  76.64        $  21.09        $  24.11        $ (64.53)
    Extraordinary loss                            -               -         (493.71)        (266.72)              -
                                           ------------------------------------------------------------------------
    Net income (loss)                      $  50.61        $  76.64        $(472.62)       $(242.61)       $ (64.53)
                                           ========================================================================

   Assuming dilution:
    Income (loss) before extraordinary
     loss                                  $  47.69        $  72.23        $  21.09        $  20.25        $ (64.53)
    Extraordinary loss                            -               -         (493.71)        (224.00)              -
                                           ------------------------------------------------------------------------
    Net income (loss)                      $  47.69        $  72.23        $(472.62)       $(203.74)       $ (64.53)
                                           ========================================================================

   Average shares outstanding:
    Basic                                    56,000          56,000          22,047          40,811          16,674
                                           ========================================================================

   Assuming dilution                         59,420          59,420          22,047          48,595          16,674
                                           ========================================================================

See accompanying notes.

                            Cardinal Holding Corp.

     Consolidated Statements of Shareholders' Equity (Capital Deficiency)
                      (In Thousands, except share data)

                                      CLASS B           CLASS C           CLASS A          CLASS B
                                     PREFERRED         PREFERRED          COMMON           COMMON      ADDITIONAL RETAINED
                                       STOCK             STOCK            STOCK            STOCK        PAID-IN   EARNINGS
                                  SHARES   AMOUNT   SHARES   AMOUNT   SHARES  AMOUNT   SHARES  AMOUNT   CAPITAL  (DEFICIT)   TOTAL
                                  -------------------------------------------------------------------------------------------------
Balances at December 31, 1995      22,500 $  250      3,417 $   -     55,000 $   1     1,000  $       $  599    $    (487) $    363
 Capital contribution                   -      -          -     -          -     -         -    -      1,000            -     1,000
 Cash dividends on Class B
  preferred stock, $2.66 per
  share                                 -      -          -     -          -     -         -    -          -          (60)      (60)
 Net income                             -      -          -     -          -     -         -    -          -        2,894     2,894
                                  -------------------------------------------------------------------------------------------------
Balances at December 31, 1996      22,500    250      3,417     -     55,000     1     1,000    -      1,599        2,347     4,197
 Cash dividends on Class B
  preferred stock, $1.33 per
  share                                 -      -          -     -          -     -         -    -          -          (30)      (30)
 Cash dividends on Class A
  common stock, $51.69 per
  share                                 -      -          -     -          -     -         -    -          -       (2,843)   (2,843)
 Net income                             -      -          -     -          -     -         -    -          -        4,321     4,321
                                  -------------------------------------------------------------------------------------------------
Balances at December 31, 1997      22,500    250      3,417     -     55,000     1     1,000    -      1,599        3,795     5,645
 Recapitalization                 (22,500)  (250)    10,250     1    (41,333)   (1)        -    -     55,753     (113,004)  (57,501)
 Stock issued under
  Subordinated debt agreement           -      -        404     -        403     -         -    -      2,300            -     2,300
 Stock awarded to management            -      -        137     -        137     -         -    -        800            -       800
 Stock issued for cash                  -      -      5,484     1      1,213     -         -    -     17,099            -    17,100
 Stock issued to sellers of
  acquired businesses                   -      -        308     -        254     -         -    -      1,398            -     1,398
 Class C preferred stock
  dividends (5% per annum)              -      -        252     -          -     -         -    -        738         (738)        -
 Net loss                               -      -          -     -          -     -         -    -          -       (9,682)   (9,682)
                                  -------------------------------------------------------------------------------------------------
Balances at December 31, 1998           - $    -     20,252 $   2     15,674 $   -     1,000  $ -   $ 79,687    $(119,629) $(39,940)
 Stock issued under
  subordinated debt agreement
  (unaudited)
 Stock issued for cash
  (unaudited)                           -      -      2,312            1,747     -         -           5,000                  5,000
   Class C preferred stock
    dividends (5% per annum)            -      -        506     -          -     -         -    -        623         (623)        -
 Stock issued under
  subordinated debt agreement
  (unaudited)                           -      -         54     -         54     -         -    -        130                    130
 Net loss (unaudited)                   -      -          -     -          -     -         -    -          -         (453)     (453)
                                  -------------------------------------------------------------------------------------------------
 Balances at March 31, 1999
  (unaudited)                           - $    -     23,124 $   2     17,475 $   -     1,000  $ -   $ 85,440    $(120,705) $(35,263)
                                  =================================================================================================

See accompanying notes.

                    Cardinal Holding Corp.

            Consolidated Statements of Cash Flows
                      (In Thousands)

                                                                                                       THREE MONTHS
                                                           YEAR ENDED DECEMBER 31                     ENDED MARCH 31
                                                    1996           1997           1998           1998             1999
                                                  -----------------------------------------------------------------------
                                                                                                       (unaudited)
 OPERATING ACTIVITIES
 Net income (loss)                                $ 2,894        $ 4,321        $ (9,682)      $ (9,901)        $   (453)
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
    Extraordinary loss on early extinguishment of
     debt                                               -              -          10,885         10,885                -
    Loss (gain) on disposal of assets                 460             22            (732)             -                -
    Stock compensation awarded to management            -              -             800              -                -
    Deferred income taxes                             890          1,930             (44)            50             (102)
    Depreciation and amortization                   3,694          4,422           7,107          1,298            2,213
    Changes in operating assets and liabilities,
     net of effects of businesses acquired:
       Accounts receivable                         (2,137)        (6,187)         (3,913)        (3,606)           4,197
       Prepaid expenses and other current assets     (365)           105          (1,261)           (91)            (160)
       Accounts payable, accrued expenses,
        accrued interest and current income taxes   2,008          4,655             434         (1,361)          (3,391)
                                                  -----------------------------------------------------------------------
 Net cash provided by operating activities          7,444          9,268           3,594         (2,726)           2,304

 INVESTING ACTIVITIES
 Purchases of property, plant and equipment        (3,346)       (18,980)        (19,039)        (8,927)          (1,144)
 Proceeds from sales of assets                          -              -           2,700              -                -
 Intangible assets acquired                             -           (250)              -              -                -
 Businesses acquired, net of cash acquired              -              -         (22,373)             -                -
 Advances to related parties                       (2,496)         2,658               -              -                -
                                                  -----------------------------------------------------------------------
 Net cash used in investing activities             (5,842)       (16,572)        (38,712)        (8,927)          (1,144)

 FINANCING ACTIVITIES
 Net increase (decrease) in short-term borrowings  (1,168)         1,517           2,117         (1,782)          (4,940)
 Net increase (decrease) in bank overdraft              -          1,370          (1,370)             -                -
 Proceeds from long-term debt                       1,500         10,829         133,500        125,000                -
 Principal payments on long-term debt              (3,599)        (3,722)        (40,615)       (36,804)          (1,375)
 Debt acquisition costs                               (26)             -          (4,371)        (3,940)               -
 Redemption of stock warrants                           -              -         (13,320)       (13,320)               -
 Proceeds from issuance of common and preferred
  stock                                                 -              -          74,353         57,254            5,000
 Payments to redeem stock                               -              -        (114,755)      (114,755)               -
 Capital contribution                               1,000              -               -              -                -
 Dividends paid                                         -         (2,843)              -              -                -
                                                  -----------------------------------------------------------------------
 Net cash provided by (used in) financing
  activities                                       (2,293)         7,151          35,539         11,653           (1,315)
                                                  -----------------------------------------------------------------------

 Change in cash and cash equivalents                 (691)          (153)            421              -             (155)
 Cash and cash equivalents at beginning of year       844            153               -              -              421
                                                  -----------------------------------------------------------------------
 Cash and cash equivalents at end of year         $   153        $     -        $    421       $      -         $    266
                                                  =======================================================================

 SUPPLEMENTAL CASH FLOW INFORMATION
 Interest paid on notes payable, long-term debt
  and subordinated note payable                   $ 3,177        $ 3,428        $ 10,329       $  2,811         $  3,737
                                                  =======================================================================
 Income taxes paid                                $   760        $ 1,559        $  2,846       $  1,612         $      -
                                                  =======================================================================

 SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
 Stock issued to acquire businesses               $     -        $     -        $  1,398       $      -         $      -
                                                  =======================================================================
 Long-term debt issued for covenant not to
  compete                                         $     -        $   402        $      -       $      -         $      -
                                                  =======================================================================

See accompanying notes.

                       Cardinal Holding Corp.

              Notes to Consolidated Financial Statements






1. SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Cardinal Holding Corp. (Cardinal), through its wholly owned subsidiary, Cardinal Services, Inc. (CSI), is primarily engaged in offshore vessel rentals, wireline services and plugging and abandonment services for the oil and gas industry in the southern United States and the Gulf of Mexico. At December 31, 1998, Cardinal owned and operated 48 vessels which included 41 lift boats, 5 spud barges, and 2 supply vessels.

In December 1997, Cardinal acquired all of the common stock outstanding of Cardinal Management Company (CMC) in exchange for 3,417 shares of Class C preferred stock and 1,000 shares of Class B common stock of Cardinal. At the effective date, CMC and Cardinal were under common control; therefore, the consolidated financial statements have been restated to reflect the accounts of Cardinal and CMC accounted for in a manner similar to a pooling-of-interests. Significant intercompany accounts and transactions have been eliminated. In February of 1998, CMC and CSI were combined into a single entity.

UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-
X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include demand deposits with financial institutions and short-term, highly liquid investments with maturities of three months or less when purchased.

CONCENTRATION OF CREDIT RISK

Cardinal performs periodic credit evaluations of its customers'S financial condition and generally does not require collateral. Credit losses have historically been within management's expectations.

Cardinal's provision for doubtful accounts receivable was $569,000 and $750,000 in the years ended December 31, 1997 and 1998, respectively. Write-offs of uncollectible accounts receivable against the allowance for doubtful accounts were $0 and $451,000 in the years ended December 31, 1997 and 1998, respectively. Prior to 1997, Cardinal's experience was such that no provision for doubtful accounts receivable was necessary.

REVENUE RECOGNITION

Vessel and wireline revenue are earned and recognized on a daily basis. Plugging and abandonment revenue is generally recognized based on the percentage completed. Other operating revenue consists of goods and services incidental to vessel, wireline and plugging and abandonment activities and is recognized as the goods and services are provided.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Major improvements of vessels and equipment are capitalized at cost and depreciated. Expenditures for replacements, maintenance and repairs which do not improve or extend the lives of the assets are expensed. Interest related to the construction of significant assets is capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets which are as follows:


 Furniture and fixtures             3 years
 Buildings                         15 years
 Equipment                     3 -  7 years
 Vessels                       5 - 15 years


INCOME TAXES

Cardinal accounts for income taxes using the liability method. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax.

GOODWILL

Goodwill is amortized over its expected period of benefit, which ranges from 15 to 30 years, based on the characteristics of each individual business combination. The recoverability of goodwill is assessed periodically and takes into account whether the goodwill should be completely or partially written off or the amortization period accelerated. In evaluating the value and future benefits of goodwill, the recoverability from operating income is measured. Under this approach, the carrying value of goodwill would be reduced if it is probable that management's best estimate of future operating income before goodwill amortization will be less than the carrying amount of goodwill over the remaining amortization period. Cardinal assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (FAS 121). Under those rules, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amounts of those assets may not be recoverable. In 1998, Cardinal recorded goodwill amortization of $226,000.

OTHER ASSETS

Other assets consisted of deferred debt acquisition costs and a covenant not to compete. Deferred debt acquisition costs are amortized over the term of the related debt which is seven years. The covenant not to compete is amortized over the term of the noncompete agreement which is four years.

FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash and cash equivalents and advances to related parties approximate their fair values.

Cardinal had no outstanding warrants at December 31, 1998. The fair value of Cardinal's outstanding warrants at December 31, 1997 was $13,320,000, which was estimated based on the redemption price paid as part of the Recapitalization and Refinancing (see Note 2).

The carrying values of Cardinal's long-term debt approximate their fair values which are estimated using discounted cash flow analyses, based on Cardinal's incremental borrowing rates for similar types of borrowing arrangements.

2. RECAPITALIZATION AND REFINANCING

On February 26, 1998, Cardinal completed a recapitalization (the Recapitalization) which included (i) the issuance of 10,250 shares of Class A common stock for $30 million, (ii) the issuance of 10,250 shares of Class C preferred stock for $30 million, (iii) the redemption of 51,583 shares of Class A common stock and Class B preferred stock for $114.8 million, and (iv) the redemption of warrants related to 11,870 shares of CSI nonvoting common stock in exchange for $13.32 million. In addition, Cardinal refinanced substantially all of its long-term debt. The Recapitalization and Refinancing was funded through the issuance of $105 million of senior secured debt, $20 million of subordinated debt which included $2 million accounted for as original issue discount relating to the issuance of 350 shares of Class A common stock and 350 shares of Class C preferred stock, and $60 million of equity investments discussed in (i) and (ii) above. In connection with the Recapitalization and Refinancing, Cardinal (a) recorded an increase in equity of $57,501,000 million as a result of the net proceeds from the equity issuances discussed in (i) and
(ii) above; (b) incurred $7,117,000 of costs, $4,371,000 of which were recorded as debt acquisition costs and $2,746,000 of which were recorded as a reduction of net proceeds from the issuance of stock; (c) recorded a reduction in equity of $114,755,000 as a result of the stock redemption discussed in (iii) above; and (d) recorded an extraordinary loss of $10,884,000 which included the unamortized estimated value of the warrants discussed in (iv) above of $10,505,000 (which was nondeductible for income tax purposes and therefore had no income tax benefit) and unamortized debt acquisition costs of $379,000 (net of $213,000 income tax benefit).

3. Acquisitions of Businesses and Vessels

During 1998, Cardinal completed acquisitions of 100% of the outstanding common stock of the businesses shown below, which were primarily engaged in providing services for the oil and gas industry in the southern United States and the Gulf of Mexico. These businesses were acquired with a combination of cash and stock as consideration. Each of these acquisitions was accounted for using the purchase method. The excess cost over the fair value of net assets acquired has been recorded as goodwilland is being amortized on a straight-line basis over periods ranging from 15 to 30 years. The operations of the acquired businesses are included in the consolidated statements of operations from the date of acquisition.

                                                                      SHARES ISSUED IN ACQUISITION
                                                               -------------------------------------------
                                                                  CLASS A-      CLASS C-
       DATE              COMPANY NAME         PURCHASE PRICE      COMMON        PREFERRED        VALUE
----------------------------------------------------------------------------------------------------------
                                              (In Thousands)                                (In Thousands)
May 1998           Moores Wireline, Inc.      $  10,888             -             -          $     -
May 1998           Moores Engineering, Inc.       4,846            69            69              398
September 1998     Gunn Wireline, Inc.            8,350           186           241            1,000


4. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

                                       DECEMBER 31            MARCH 31
                                   1997          1998           1999
                                 --------------------------------------
                                                            (Unaudited)
 Property, plant and equipment:
   Land                          $    217       $    313      $    313
   Furniture and fixtures             501          1,703         1,772
   Buildings                        1,782          2,684         2,696
   Equipment                       12,800         21,485        22,547
   Vessels                         45,010         56,300        56,300
                                 -------------------------------------
                                   60,310         82,485        83,628
 Less accumulated depreciation     16,573         22,157        23,967
                                 -------------------------------------
                                 $ 43,737       $ 60,328      $ 59,661
                                 =====================================
 Other assets:
   Debt acquisition costs        $    881       $  4,566      $  4,962
   Covenant not to compete            651            651           651
                                 -------------------------------------
                                    1,532          5,217         5,613
 Less accumulated amortization        334            774           994
                                 -------------------------------------
                                 $  1,198       $  4,443      $  4,619
                                 =====================================

 Accrued expenses:
   Interest                      $  2,648       $    911      $    375
   Wages, bonuses and related
    taxes                           2,299          1,493         1,004
   Income taxes                     1,260              -             -
   Other                                -            366           474
                                 -------------------------------------
                                 $  6,207       $  2,770      $  1,853
                                 =====================================

5. Notes Payable, Long-Term Debt and Subordinated Note Payable

In connection  with  the  Recapitalization,  Cardinal  entered  into  a  Credit
Agreement with certain lenders. Amounts due under the Credit Agreement are collateralized by substantially all the assets of Cardinal. The Credit Agreement contains certain covenants which restrict Cardinal's ability to pay dividends and require Cardinal to maintain certain levels of stockholders' equity (net capital deficiency) and debt service ratios. At December 31, 1998, Cardinal was in compliance with all such covenants.

In addition to Term Loans A and B described below, the Credit Agreement provides for up to $10 million of revolving credit advances, subject to an accounts receivable borrowing base, bearing interest at floating rates and maturing March 2004, and up to an additional $10 million of term loans (Term
C). At December 31, 1998, considering the borrowing base, there was $5,560,000 available under the revolver. Unused amounts under the revolving credit commitment are subject to a floating availability fee ranging from .375% to
 .50% of the unused  balance.  At  December  31,  1998,  no  Term  C  loans were
outstanding.    Effective  March  31,  1999,  the  Term  C  loan  facility  was eliminated.

NOTES PAYABLE

Notes payable consisted of the following (in thousands):

                                                       DECEMBER 31              MARCH 31
                                                   1997           1998            1999
                                                ------------------------------------------
                                                                              (Unaudited)
 Revolving credit note payable to GECC,
  interest payable monthly at floating
  rates (8.09% per annum at December 31,
  1998)                                         $     -         $ 4,440        $     -
 Notes payable to insurance finance
  company, interest at 7.63%, due in
  monthly installments including interest
  through December 31, 1998, unsecured and
  cancelable upon termination of related
  insurance policies                                762           1,989          1,505
 Revolving credit note payable to bank,
  paid in 1998 as part of the Refinancing         3,566               -              -
 Other                                                -              16              -
                                                --------------------------------------
                                                $ 4,328         $ 6,445        $ 1,505
                                                ======================================

On March 31, 1999, in connection with an amendment to the Credit Agreement, shareholders purchased 2,312 shares of Class C Preferred Stock and 1,747 shares of Class A Common Stock for $5 million cash, which was used to prepay the revolving credit note payable to GECC.

LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

                                                     DECEMBER 31                 MARCH 31
                                                1997            1998               1999
                                                ---------------------------------------------
                                                                                (Unaudited)
 Term Loan A-interest payable monthly
  at floating rate (8.0% per annum at
  December 31, 1998), due in quarterly
  installments from June 1998 through
  March 2004                                    $       -       $  51,250       $  50,000
 Term Loan B-interest payable monthly
  at floating rate (8.25% per annum at
  February 28, 1998), due in quarterly
  installments from June 1998 through
  March 2005                                            -          58,126          58,000
 Noninterest-bearing note payable for
  noncompete agreements due in annual
  installments through August 1, 2001                 402             314             314
 Term loan note payable to Hibernia,
  paid in 1998 as part of the
  Refinancing                                      13,813               -               -
 Revolving construction credit
  convertible to term loan note
  payable to Hibernia, paid in 1998 as
  part of the Refinancing                          10,829               -               -
 Term loan note payable to New Iberia
  Bank, paid in 1998 as part of the
  Refinancing                                       1,310               -               -
 Term loan note payable for the
  acquisition of vessels, paid in 1998
  as part of the Refinancing                         450                -               -
                                                -----------------------------------------
                                                   26,804         109,690         108,314
 Less current portion                               5,507           7,096           7,595
                                                -----------------------------------------
                                                $  21,297       $ 102,594       $ 100,719
                                                =========================================

Future minimum principal payments on long-term debt for each of the next five years ending December 31 are as follows (in thousands):

1999           $ 7,095
2000             8,354
2001            10,114
2002            12,000
2003            32,750

SENIOR SUBORDINATED NOTES

In connection with the Recapitalization, Cardinal borrowed $20 million under the terms of a Senior Subordinated Notes Agreement. The Senior Subordinated Notes bear interest at a rate of 11% and are due February 2006.

In connection with the Senior Subordinated Notes Agreement, Cardinal issued 350 shares of Class A common stock and 350 shares of Class C preferred stock to certain parties to that agreement. The value of these shares at issuance was approximately $2 million, which was recorded as a discount to the Senior Subordinated Notes and an increase to the respective common stock, preferred stock and additional paid-in capital accounts. The debt discount will be amortized to interest expense over the term of the Senior Subordinated Notes. Additionally, at six-month intervals beginning in August 1998, through February 2000, as long as there are amounts due under the Senior Subordinated Notes Agreement, the Senior Subordinated Notes Agreement requires Cardinal to issue 54 shares of Class A common stock and 53 shares of Class C preferred stock to certain parties to that agreement. These additional shares will be accounted for in the same manner as the shares issued at the time of the Recapitalization.

The Senior Subordinated Notes contain certain covenants which restrict Cardinal's ability to pay dividends and require Cardinal to maintain certain levels of stockholders' equity (net capital deficiency) and debt service ratios. At December 31, 1998, Cardinal was in compliance with all such covenants.

6. CAPITAL STOCK AND INCOME (LOSS) PER SHARE

At December 31, 1998, 50,000 shares of $0.10 par value Class A preferred stock were authorized and unissued.

The Class C preferred stock is convertible at the option of the shareholder into Class A common stock on the basis of one share of Class A common stock for each full share of Class C preferred stock subject to adjustments for stock dividends, stock splits and other potential transactions. The Class C preferred stock is automatically convertible on the same basis described above at the earlier of the date of an initial public offering or January 16, 2003.
Dividends   on  the  Class  C  preferred  stock  are  cumulative  and   payable
semiannually at a rate of 5% per annum on the liquidation preference value ($2,926.83 per share) in cash or equivalent shares of Class C preferred stock. The holders of Class C preferred stock are entitled to vote together with the common stock on any matter with respect to which the common stock is entitled to vote. Each share of Class C preferred stock is entitled to a number of votes equal to the number of common shares into which the Class C preferred stock is convertible. On April 20, 1999, the Board of Directors voted to increase the number of authorized Class C preferred stock from 25,000 to 75,000 (unaudited).

Dividends on common stock shall not be paid so long as there exists any dividends or redemption payments in arrears related to any preferred stock and without the consent of certain of Cardinal's lenders.

The Class B common stock is convertible at the option of the shareholder to Class A common stock at the earlier of the effective date of an initial public offering or the consummation date of a merger, consolidation, or sale of securities or assets of Cardinal or CSI. The number of shares of Class A common stock received upon conversion shall be calculated by dividing the Class B conversion value ($10,000 per share) by the price per share paid for the Class A common stock as a result of the transaction.

In 1998, pursuant to a stock awards plan adopted by the board of directors of Cardinal, 137 shares of Class A common stock and 137 shares of Class C preferred stock were awarded to certain members of management. The stock vested immediately, although it will not be delivered to the employees until such time as there is an initial public offering or the sale of Cardinal. Compensation expense was recorded for fair value of these awards, as estimated based on sales of similar stock.

In accordance with FAS 128, Cardinal has presented basic earnings per share, computed on the basis of the weighted average number of shares outstanding during the period, and diluted earnings per share, computed on the basis of the weighted average number of shares and all dilutive potential shares outstanding during the year. A reconciliation between basic and diluted weighted average number of shares outstanding is presented below (in thousands, except share data):

                                                                                               THREE MONTHS
                                                     YEAR ENDED DECEMBER 31                   ENDED MARCH 31
                                               1996           1997           1998           1998           1999
                                             -------------------------------------------------------------------
                                                                                                (Unaudited)
 Numerator:
   Net income before extraordinary loss      $  2,894       $  4,321       $  1,203       $    984       $  (453)
   Dividends on preferred stock                   (60)           (30)          (738)             -          (623)
                                             -------------------------------------------------------------------
   Numerator for basic and diluted earnings
    per share before extraordinary loss
    - income available to common
    stockholders                                2,834          4,291            465            984        (1,076)
   Extraordinary loss                               -              -        (10,885)       (10,885)            -
                                             -------------------------------------------------------------------
   Numerator for basic and diluted earnings
    per share - income available to common
    stockholders                             $  2,834       $  4,291       $(10,420)      $ (9,901)      $(1,076)
                                             ===================================================================

 Denominator:
   Weighted average shares outstanding         56,000         56,000         22,047         40,811        16,674
   Adjustment for Convertible
    Class C Preferred Stock                     3,420          3,420         15,809          7,784             -
                                             -------------------------------------------------------------------
   Denominator for diluted
    earnings per share - adjusted weighted
    average shares and assumed conversions     59,420         59,420         37,856         48,595        16,674
                                             ===================================================================

7. Income Taxes

Significant components of the provisions for income taxes before the income tax effect of the extraordinary loss were as follows (in thousands):

                            DECEMBER 31
                     1996        1997        1998
                   -------------------------------
Current            $   816     $ 2,420     $ 1,193
Deferred (benefit)     890       1,930         (44)
                   -------------------------------
                   $ 1,706     $ 4,350     $ 1,149
                   ===============================

Significant   components  of  Cardinal's  deferred  tax  liabilities and assets were as follows (in thousands):

                                                        DECEMBER 31
                                                    1997            1998
                                                  -----------------------
Deferred tax liabilities:
   Basis of property, plant and equipment         $ 6,888         $ 5,795
   Prepaid expenses                                   368             360
                                                  -----------------------
Total deferred tax liabilities                      7,256           6,155

Deferred tax assets:
   Alternative minimum tax credit and
    net operating loss carryforwards                2,857             776
   Allowances and accrued expenses                    134             863
                                                  -----------------------
 Total deferred tax assets                          2,991           1,639
                                                  -----------------------
 Net deferred tax liabilities                     $ 4,265         $ 4,516
                                                  =======================

At December 31, 1998, Cardinal had net operating loss carryforwards of approximately $250,000 which expire in 2014, and alternative minimum tax credit carryforwards of approximately $690,000, which have no expiration date.

The reconciliation of income tax computed at the federal statutory rates to income tax expense, before the income tax effect of the extraordinary loss, was (in thousands):

                                                         YEAR ENDED DECEMBER 31
                                                     1996          1997         1998
                                                   ----------------------------------
Tax, at statutory rate                             $ 1,564       $ 2,949      $   800
Nondeductible interest related to warrants              95           739          130
Deferred tax liabilities of CMC                          -           320            -
Other, primarily state income taxes                     47           342          219
                                                   ----------------------------------
                                                   $ 1,706       $ 4,350      $ 1,149
                                                   ==================================

CMC (see Note 1) was an S corporation for income tax purposes prior to Cardinal acquiring all of its common stock. All taxes were, therefore, the responsibility of its shareholder and no income tax provision was recorded. CMC's S corporation election was terminated when it was acquired by Cardinal. As of that date, a deferred income tax liability was recognized in the amount of approximately $320,000 for the basis differences between tax and book which existed at that date.

8. Sales to Major Customers

Cardinal's customer base is primarily concentrated in the oil and gas industry. Cardinal is not dependent on any one customer. Sales to a single customer comprising 10% or more of Cardinal's total revenue were $6,686,000 and $7,079,000 in 1996 and 1997, respectively. No single customer represented 10% of Cardinal's total revenue in 1998.

9. Profit-Sharing Plan

Cardinal maintains a defined contribution profit-sharing plan for all employees who have satisfied minimum service and age requirements. Employees may contribute up to 15% of their earnings to the plan. Cardinal matches employee contributions up to 5% of an employee's salary. Additionally, Cardinal may, at the discretion of the board of directors, make an additional profit-sharing contribution each year. Cardinal made contributions of $60,000, $208,000 and $298,000, in 1996, 1997 and 1998, respectively.

10. LEASES AND RELATED PARTY TRANSACTIONS

Cardinal leases vehicles and facilities for its branches and corporate office under noncancelable operating leases that expire in various years through 1999 but which have options to extend for various terms. Rental expense under such operating leases was approximately $131,000 in 1996, $948,000 in 1997 and $749,000 in 1998,. Included in lease expense for 1997 are payments of $600,000 for lease of an airplane from a related party, wholly owned by a shareholder, which is leased on a month-to-month basis. The lease was canceled and there were no such costs in 1998.

Cardinal also paid consulting fees to a related party, wholly owned by a shareholder, totaling $300,000 and $1,150,000 in 1996 and 1997, respectively. No such fees were paid in 1998.

11. COMMITMENTS AND CONTINGENCIES

In the normal course of business, Cardinal becomes involved as a defendant or plaintiff in various lawsuits. Management is of the opinion that it maintains insurance at levels generally consistent with industry standards to insure itself against the normal risks of operations and these claims and legal proceedings will be settled within Cardinal's insurance coverages.

         PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                      (unaudited)

   The following unaudited  pro  forma condensed financial
information has been prepared by management  utilizing the
historical   financial   statements   of  Superior  Energy
Services,  Inc.  ("Superior")  and   Cardinal.   In  1998,
Superior   acquired   Tong   Specialty,   Inc.  and   Lamb
Services,  Inc.  (collectively,  the "Lamb Companies") and
Hydro-dynamics   Oilfield   Contractors,   Inc.   ("Hydro-
dynamics")  (the  "1998  Superior   acquisitions").    The
historical financial information has been included for the
Lamb  Companies  through  May  31, 1998 and Hydro-dynamics
through August 31, 1998, the dates  of the acquisitions by
Superior.    Also   in  1998,  Cardinal  acquired   Moores
Wireline, Inc. and Moores Engineering, Inc. (collectively,
the "Moores Companies")  and  Gunn Wireline, Inc. ("Gunn")
(the  "1998  Cardinal  acquisitions").    The   historical
financial  information  has  been  included for the Moores
Companies  through  April  30,  1998  and   Gunn   through
September  30,  1998,  the  dates  of  the  1998  Cardinal
acquisitions.   Adjustments have been made to reflect  the
financial impact  of  purchase  accounting and other items
had  the  1998  acquisitions  and Merger  taken  place  on
January 1, 1998 with respect to  operating  data and March
31, 1999 with respect to the balance sheet data.   The pro
forma adjustments are described in the accompanying notes and are based upon preliminary estimates and certain assumptions that management of the companies believe reasonable under the circumstances.

   The unaudited pro forma condensed financial information
is  for comparative purposes only and does not purport  to
be indicative  of  the  results  which would actually have
been obtained had the acquisitions  been  effected  on the
pro  forma  dates, or of the results which may be obtained
in  the  future.    The   unaudited  pro  forma  condensed
financial  information  in  the   opinion   of  management
reflects all adjustments necessary to present fairly the data for such periods.

   The unaudited pro forma condensed financial information
should   be   read  in  conjunction  with  the  historical
financial   data   appearing   elsewhere   herein  and  in
Superior's Proxy Statement.

                        SUPERIOR ENERGY SERVICES, INC.
                UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                March 31, 1999
                                (In thousands)

                                      Historical   Historical    Pro Forma
ASSETS                                 Superior     Cardinal     Adjustment      Pro Forma
--------------------------------------------------------------------------------------------
Cash                                  $   1,131        266                          1,397
Accounts receivable                      17,216     17,446                         34,662
Deferred tax asset                            -        624                            624
Inventories                               3,030          -                          3,030
Income tax receivable                         -        151                            151
Other                                     1,928      2,604 A          500           5,032
                                      ------------------------                  -----------
    Total current assets                 23,305     21,091                         44,896

Property, plant & equipment - net        76,647     59,661                        136,308

Goodwill-net                             24,080     17,055 A       30,109          71,244

Other Assets - net                            -      4,619 A          500           5,119
                                      ------------------------                  -----------
   Total assets                       $ 124,032    102,426                        257,567
                                      ========================                  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Trade accounts payable                $   3,118      3,111                          6,229
Accrued expenses                          3,035      1,853 B        2,000           7,888
                                                           A        1,000
Current maturities of long-term debt          -      7,595                          7,595
Notes payable - other                         -      1,505                          1,505
Income taxes payable                        534          -                            534
                                      ------------------------                  -----------
Total Current Liabilities                 6,687     14,064                         23,751

Long-term debt                           25,006    100,719 D      (45,000)         80,725
Subordinated debt                             -     17,868                         17,868

Deferred income taxes                     8,612      5,038                         13,650

Stockholders' equity
Common stock                                 29          - C           30              59
Preferred stock                               -          2 C           (2)              -
Additional paid-in capital               78,794     84,079 A       33,013         240,858
                                                           C          (28)
                                                           D       45,000
Retained earnings                         7,149   (119,344)A       (5,149)       (119,344)
                                                           B       (2,000)
Treasury stock                           (2,245)         - A        2,245               -

                                      ------------------------                  -----------
Total stockholders' equity               83,727    (35,263)                       121,573

                                      ------------------------                  -----------
Total liabilities and stockholders'
 equity                               $ 124,032    102,426                        257,567
                                      ========================                  ===========

                        SUPERIOR ENERGY SERVICES, INC
            UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS
                 FOR THE THREE MONTHS ENDED MARCH 31, 1999
                    (In thousands except per share data)

                                        Historical        Historical   Combined     Pro Forma
                                         Superior          Cardinal   Pro Formas   Adjustments    Pro Forma
                                        ----------        ------------------------------------    ---------
Revenues                                  18,042            18,978       37,020         -           37,020
                                        --------          ---------------------     -----         --------
Costs and expenses:
  Costs of services                        7,601            11,219       18,820         -           18,820
  Depreciation and amortization            2,142             1,810        3,952 L     251            4,203
  General and administrative               6,149             3,297        9,446 L      63            9,509
                                        --------          ---------------------                   --------

     Total costs and expenses             15,892            16,326       32,218       314           32,532
                                        --------          ---------------------     -----         --------
                                                                                     (314)
Income from operations                     2,150             2,652        4,802                      4,488

Other income (expense):
  Interest expense                          (500)           (3,201)      (3,701)D   1,015           (2,686)
  Other                                        -                (2)          (2)        -               (2)
                                        --------          ---------------------     -----         --------

    Income (loss) before income tax        1,650              (551)       1,099       701            1,800

Provision for income taxes                   627               (98)         529 M     191              720
                                        --------          ---------------------     -----         --------

    Net income (loss)                      1,023              (453)         570       510            1,080
                                        ========          =====================     =====         ========



Net income (loss) per common
  share and common share equivalent     $   0.04          $ (64.53)    $   0.02                   $   0.02
                                        ========          =====================                   ========

Basic Weighted average shares
  outstanding                             28,793                17       28,793                 N   58,792
                                        ========          =====================                   ========

Net income (loss) per common
  share and common share
  equivalent                            $   0.04          $ (64.53)    $   0.02                   $   0.02
                                        ========          =====================                   ========

Diluted  Weighted average share
  outstanding                             28,822                17       28,822                 N   58,821
                                        ========          =====================                   ========

                        SUPERIOR ENERGY SERVICES, INC.
            UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS
                FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                (In thousands, except for per share data)

                                                           1998
                                        Historical        Superior     Sale of      Pro Forma       Superior
                                        Superior        Acquisitions   Baytron     Adjustments     Pro Forma
                                        ----------------------------------------------------------------------
Revenues                                 91,334          8,517           489             -             99,362
                                        ----------------------------------------------------------------------

Costs and expenses:
  Costs of services                      43,734          4,218           128             -             47,824
  Depreciation and amortization           7,494            372            51  E       (111)             7,704
  Special charges                        13,763              -             -             -             13,763
  General and administrative             22,921          4,577           295  F       (161)            27,042
                                        ----------------------------------------------------------------------

     Total costs and expenses            87,912          9,167           474          (272)            96,333
                                        ----------------------------------------------------------------------
Income (loss) from operations             3,422           (650)           15           272              3,029

Other income (expense):
  Interest expense                       (1,490)          (194)            -  G       (136)            (1,820)
  Merger termination                     (2,237)             -             -             -             (2,237)
  Other                                   1,176              -             -             -              1,176
                                        ----------------------------------------------------------------------

    Income (loss) before income tax         871           (844)           15           136                148

Provision for income taxes                4,979             20             6  H       (307)             4,686
                                        ----------------------------------------------------------------------

    Income (loss) before extraordinary
     loss                                (4,108)          (864)            9           443             (4,538)
                                        ======================================================================



Net income (loss) per common
  share and common share equivalent     $ (0.14)                                                      $ (0.16)
                                        ========                                                      ========

Basic Weighted average shares
 outstanding                             28,982                                                        28,982
                                        ========                                                      ========

Net income (loss) per common
  share and common share equivalent     $ (0.14)                                                      $ (0.16)
                                        ========                                                      ========

Diluted  Weighted average shares
  outstanding                            28,982                                                        28,982
                                        ========                                                      =======

                                                          1998
                                        Historical      Cardinal       Pro Forma    Cardinal    Combined     Pro Forma
                                        Cardinal      Acquisitions    Adjustments   Pro Forma   Pro Formas  Adjustments  Pro Forma
                                        ------------------------------------------------------   -----------------------  ---------
Revenues                                  82,223         8,080             -           90,303    189,665          -       189,665
                                        ------------------------------------------------------   -------                  -------

Costs and expenses:
  Costs of services                       44,606         5,429             -           50,035     97,859          -        97,859
  Depreciation and amortization            6,118           418  I        301            6,837     14,541  L   1,038        15,579
  Special charges                              -             -             -                -     13,763          -        13,763
  General and administrative              15,729           836             -           16,565     43,607  L     250        43,857
                                        ------------------------------------------------------   -------     ------       -------

     Total costs and expenses             66,453         6,683           301           73,437    169,770      1,288       171,058
                                        ------------------------------------------------------   -------     ------       -------
Income (loss) from operations             15,770         1,397          (301)          16,866     19,895     (1,288)       18,607

Other income (expense):
  Interest expense                       (12,641)         (216) J       (234)         (13,091)   (14,911) D   4,060       (10,851)
  Merger termination                           -             -             -                -     (2,237)         -        (2,237)
  Other                                     (777)            -             -             (777)       399          -           399
                                        ------------------------------------------------------   -------     ------       -------

    Income (loss) before income tax        2,352         1,181          (535)           2,998      3,146      2,772         5,918

Provision for income taxes                 1,149           373  K        (87)           1,435      6,121  M   1,448         7,569
                                        ------------------------------------------------------   -------     ------       -------

    Income (loss) before extraordinary
     loss                                  1,203           808          (448)           1,563     (2,975)     1,324        (1,651)
                                        ======================================================   =======     ======       =======



Net income (loss) per common
  share and common share equivalent     $  21.09                                      $ 37.42    $ (0.10)                 $ (0.03)
                                        ========                                      =======    =======                  =======

Basic Weighted average shares
  outstanding                                 22                                           22     28,982               N   58,981
                                        ========                                      =======    =======                  =======

Net income (loss) per common
  share and common share equivalent     $  21.09                                      $ 37.42    $ (0.10)                 $ (0.03)
                                        ========                                      =======    =======                  =======

Diluted  Weighted average shares
  outstanding                                 22                                           22     28,982               N   58,981
                                        ========                                      =======    =======                  =======


A)This adjustment reflects the reverse acquisition of Superior by Cardinal (the Merger). Superior will exchange approximately 30 million of its Common Stock Shares for 100% of the outstanding stock of Cardinal. Because of the controlling interest that the Cardinal Shareholders will have in the combined entity, among other factors, the transaction will be accounted for as a reverse acquisition which will result in the adjustment of the net assets of Superior to their estimated fair values required by the rules of purchase accounting. The net assets of Cardinal are reflected in this transaction at their historical book values. The valuation of Superior's net assets is based upon the approximate 28.8 million Common Shares outstanding prior to the merger times the trading price of $3.78 at the time of negotiation of the merger, plus additional capitalized costs of approximately $3 million related to the Cardinal merger costs for professional fees net of $2 million in Superior merger costs expensed. Superior's historical book basis for its property, plant and equipment is considered to be its fair market value. Agreements not to compete related to two Superior employees, have been recorded at their fair market value of $1 million . The valuation reflects excess purchase price of $30,109,000, over the fair value of net assets. Such amount has been recorded as goodwill and is being amortized over 30 years.

B)To record the merger costs associated with Superior, the acquired company.

C)To  reflect   the  exchange  of  100%  of  Cardinal's  outstanding  stock for approximately 30 million shares of Superior's $.001 par value common stock.

D)To record the equity contribution of $45 million to Cardinal, used to pay down debt. The associated reduction in interest expense due to the equity contribution, uses Cardinal's borrowing rate of 8.12%, on an equity contribution of $50 million, since the $5 million was placed on March 31, 1999.

E)In 1998, Superior acquired all of the outstanding common stock of the Lamb Companies and Hydro-dynamics (1998 Superior acquisitions) for an aggregate $3,857,000 in cash. Payment of an additional $750,000 for the Hydro-dynamics acquisitions will be based on the attainment of certain objectives. At the third anniversary of each acquisition, additional cash consideration, if any, will be based upon a multiple of four times the acquired company's average earnings before interest, taxes, depreciation and amortization (EBITDA) over a three year period from the date of acquisition, and will be capitalized as additional purchase price. In no event will the total additional payments exceed $50,143,000. The property, plant and equipment of the 1998 Superior acquisitions were valued at their estimated fair value of approximately $5.04 million. Deferred taxes have been provided for the difference between the book and tax basis of the property. The remaining assets and liabilities approximated their fair values. The excess purchase prices over the fair values of the net assets of the 1998 Superior acquisitions of approximately $1.5 million was allocated to goodwill and is being amortized over 30 years.

  To reflect depreciation and amortization of goodwill associated with 1998 Superior acquisitions, and the sale of Baytron, Inc. (Baytron) for the pro forma for the twelve months ended December 31, 1998.
                                                        Sale of
  Adjustments For:      Lamb Companies  Hydro Dynamics  Baytron  Total
                        ----------------------------------------------
  Depreciation             $  (137)            2           10    (125)
  Amortization                   9            18          (13)     14
                        ----------------------------------------------
          Total            $  (128)           20           (3)   (111)
                        ==============================================

F)To adjust compensation for employees to amounts per employment agreements entered in connection with the 1998 Superior acquisitions.

G)To record the increase in interest expense resulting from additional debt to finance $3,857,000 cash for the 1998 Superior acquisitions' purchase prices. The interest rate on the new line of credit debt is assumed to be 7.31%. A change of 1/8 percent in the interest rate would result in a change in interest expense of $2,000.

H)To adjust Superior's provision for income taxes to give effect to the 1998 Superior Acquistions and the sale of Baytron.

I)In 1998, Cardinal acquired all of the outstanding common stock of the Moores companies and Gunn (1998 Cardinal acquisitions) for an aggregate $19.8 million in cash, $1.4 million in CSI stock, $1.8 million in bank debt and $800,000 in other. The remaining assets and liabilities approximated their fair values. The excess purchase prices over the fair values of the net assets of the 1998 Cardinal acquisitions of approximately $17.2 million was allocated to goodwill and is being amortized over a period of 15-30 years.

  To reflect amortization of goodwill associated with the 1998 Cardinal acquisitions for the pro forma twelve months December 31, 1998.

  Adjustments For:      Moore Companies     Gunn      Total
                        -----------------------------------

  Amortization              $  188          113        301
                        -----------------------------------
          Total             $  188          113        301
                        ===================================

J)To record the increase in interest expense resulting from additional debt to finance $8,500,000 cash for the 1998 Cardinal acquisitions' purchase prices. The interest rate on the debt is assumed to be 8.25%. A change of 1/8 percent in the interest rate would result in a change in interest expense of $3,541.

K)To adjust Cardinal's provision for income taxes to give effect to the 1998 Cardinal acquisitions.

L)To record the amortization of goodwill over 30 years and the non-compete agreements over 4 years.

M)To adjust the provision for income taxes to give effect to the Merger's adjustments, exclusive of the amortization adjustment.

N)Pro forma net income(loss) per Common Share is computed using Superior's approximate 28.8 million oustanding Common Shares and the approximate 30 million Common Shares to be exchanged in the merger.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SUPERIOR ENERGY SERVICES, INC.



                              By: /S/ ROBERT S. TAYLOR
                                     Robert S. Taylor
                                  Chief Financial Officer

Dated:  July 30, 1999.